Exhibit 5.0 and 23.1

Norman T. Reynolds Law Firm, P.C.
Norman T. Reynolds nreynolds@ntrlawfirm.com Skype: norman.t.reynolds www.ntrlawfirm.com ______	Three Riverway, Suite 1800 Houston, Texas 77056 (713) 503-9411 Telecopier (713) 456-2509

June 27, 2014

Mind Solutions, Inc.

3525 Del Mar Heights Road, Suite 802

San Diego, California 92130

Re:	Mind Solutions, Inc. Registration Statement on Form S-1

Gentlemen:

You have requested our opinion, as counsel for Mind Solutions, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the resale of up to 800,000,000 shares of the common stock of the Company by Premier Venture Partners, LLC, a California Limited Partnership, a selling stockholder pursuant to a “put right” under that certain Equity Purchase Agreement dated March 11, 2014, as amended on June 19, 2014.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be issued to the new investors, when issued, will have been duly authorized and legally issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Nevada; and (b) the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

NORMAN T. REYNOLDS, LAW FIRM, P.C.